Exhibit 4.8

EXECUTION VERSION

SERIES 2007-2 NOTE PURCHASE AGREEMENT

(SERIES 2007-2 VARIABLE FUNDING NOTES)

dated as of March 16, 2007

among

IHOP FRANCHISING, LLC
IHOP IP, LLC
as the Co-Issuers

INTERNATIONAL HOUSE OF PANCAKES, Inc.,
as Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Indenture Trustee

GOLDMAN, SACHS & CO.,
as Committed Note Purchaser,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.01	Definitions

ARTICLE II

PURCHASE AND SALE OF SERIES 2007-2 NOTES

Section 2.01	The Initial Note Purchase
Section 2.02	Series 2007-2 Advances
Section 2.03	Borrowing Procedures
Section 2.04	The Series 2007-2 Notes
Section 2.05	Commitment Term
Section 2.06	Selection of Interest Rates
Section 2.07	Reduction in Commitment Amount

ARTICLE III

INTEREST AND FEES

Section 3.01	Interest
Section 3.02	Fees
Section 3.03	Eurodollar Lending Unlawful
Section 3.04	Deposits Unavailable
Section 3.05	Increased or Reduced Costs, etc
Section 3.06	Funding Losses
Section 3.07	Increased Capital Costs
Section 3.08	Taxes
Section 3.09	Indenture Carrying Charges; Survival

ARTICLE IV

OTHER PAYMENT TERMS

Section 4.01	Time and Method of Payment

i

ARTICLE V

THE ADMINISTRATIVE AGENT AND THE FUNDING AGENTS

Section 5.01	Authorization and Action of the Administrative Agent
Section 5.02	Delegation of Duties
Section 5.03	Exculpatory Provisions
Section 5.04	Reliance
Section 5.05	Non-Reliance on the Administrative Agent and Other Purchasers
Section 5.06	The Administrative Agent in its Individual Capacity
Section 5.07	Successor Administrative Agent
Section 5.08	Authorization and Action of Funding Agents
Section 5.09	Delegation of Duties
Section 5.10	Exculpatory Provisions
Section 5.11	Reliance
Section 5.12	Non-Reliance on the Funding Agent and Other Purchasers
Section 5.13	The Funding Agent in its Individual Capacity
Section 5.14	Successor Funding Agent

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01	The Co-Issuers
Section 6.02	Servicer
Section 6.03	Conduit Investors

ARTICLE VII

CONDITIONS

Section 7.01	Conditions to Issuance
Section 7.02	Conditions to Initial Borrowing
Section 7.03	Conditions to Each Borrowing

ARTICLE VIII

COVENANTS

Section 8.01	Covenants

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01	Amendments

ii

Section 9.02	No Waiver; Remedies
Section 9.03	Binding on Successors and Assigns
Section 9.04	Survival of Agreement
Section 9.05	Payment of Costs and Expenses; Indemnification
Section 9.06	Characterization as Transaction Document; Entire Agreement
Section 9.07	Notices
Section 9.08	Severability of Provisions
Section 9.09	Tax Characterization
Section 9.10	No Proceedings; Limited Recourse
Section 9.11	Confidentiality
Section 9.12	Governing Law
Section 9.13	Submission to Jurisdiction
Section 9.14	Waiver of Jury Trial
Section 9.15	Counterparts
Section 9.16	Third Party Beneficiary
Section 9.17	Assignment

EXHIBITS

SCHEDULE I	List of Conduit Investors and Committed Note Purchasers
EXHIBIT A	Form of Series 2007-2 Advance Request
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Investor Group Supplement

iii

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, dated as of March 16, 2007 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made by and among:

(a)           IHOP FRANCHISING, LLC, a Delaware limited liability company (the “Issuer”), IHOP IP, LLC, a Delaware limited liability company (the “Co-Issuer,” and together with IHOP Franchising, the “Co-Issuers”),

(b)           INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation (the “Servicer”),

(c)           WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Indenture Trustee (the “Indenture Trustee”),

(d)           the several commercial paper conduits listed on Schedule I as Conduit Investors (if any) and their respective permitted successors and assigns (each, a “Conduit Investor” and, collectively, the “Conduit Investors”),

(e)           the several financial institutions listed on Schedule I as Committed Note Purchasers and their respective permitted successors and assigns (each, a “Committed Note Purchaser” and, collectively, the “Committed Note Purchasers”),

(f)            for each Investor Group, the financial institution set forth opposite the name of such Investor Group on Schedule I as Funding Agent and its permitted successors and assigns (each, the “Funding Agent” with respect to such Investor Group and, collectively, the “Funding Agents”), and

(g)           WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Conduit Investors, the Committed Note Purchasers and the Funding Agents (together with its permitted successors and assigns in such capacity, the “Administrative Agent” or the “Series 2007-2 Administrative Agent”).

BACKGROUND

1.             The Co-Issuers, the Series Insurer and the Indenture Trustee entered into the Series 2007-2 Series Supplement, dated as of the Closing Date (as the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Series 2007-2 Series Supplement”) to the Base Indenture among the Co-Issuers and the Indenture Trustee, dated as of the Closing Date (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Base Indenture” and, together with the Series 2007-2 Series Supplement, the “Indenture”), pursuant to which the Co-Issuers will issue one or more Series 2007-2 Variable Funding Notes (the “Series 2007-2 Notes”).

2.             The Co-Issuers will, concurrently with the execution and delivery of this Agreement and satisfaction of the conditions hereunder to the initial advance, issue the Series 2007-2 Notes in favor of the Conduit Investors, or if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser with respect to such Investor Group, and the Conduit Investors or the Committed Note Purchasers, as applicable, hereby agree to make loans from time to time (each, a “Series 2007-2 Advance”) for the purchase of Series 2007-2 Principal Amounts, all of which Advances (including the Series 2007-2 Initial Advance) will constitute Increases, and all of which Advances (including the Series 2007-2 Initial Advance) will be evidenced by the Series 2007-2 Notes purchased in connection herewith and will constitute purchases of Series 2007-2 Principal Amounts corresponding to the amount of such Series 2007-2 Advances.  Subject to the terms and conditions of this Agreement, each Conduit Investor may make Series 2007-2 Advances from time to time and each Committed Note Purchaser is willing to commit to make Series 2007-2 Advances from time to time, to fund purchases of Series 2007-2 Principal Amounts in an aggregate outstanding amount up to the Maximum Investor Group Principal Amount for the related Investor Group until the commencement of the Series 2007-2 Mandatory Redemption Period. The Servicer has joined in this Agreement to confirm certain representations, warranties and covenants made by it as Servicer for the benefit of each Conduit Investor and each Committed Note Purchaser.

ARTICLE I

DEFINITIONS

Section 1.01   Definitions.  As used in this Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in Article 1 of the Series 2007-2 Series Supplement or in Appendix A to the Base Indenture, as applicable.  In addition, the following terms shall have the following meanings and the definitions of such terms are applicable to the singular as well as the plural form of such terms and to the masculine as well as the feminine and neuter genders of such terms:

“Acquiring Committed Note Purchaser” has the meaning set forth in Section 9.17(a).

“Acquiring Investor Group” has the meaning set forth in Section 9.17(c).

“Administrative Agent Fee” shall mean $6,000 per annum payable to the Administrative Agent in monthly  installments of $500 on the Series 2007-2 Closing Date and on each Payment Date.

“Affected Person” has the meaning set forth in Section 3.05.

“Aggregate Unpaids” has the meaning set forth in Section 5.01.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B.

“Base Rate” means, on any day, a rate per annum equal to the sum of (i) the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus (ii) 0.40%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.  Changes in the rate of interest on that portion of any Series 2007-2 Advances maintained as Base Rate Advances will take effect simultaneously with each change in the Base Rate.

“Base Rate Tranche” means that portion of the Series 2007-2 Principal Amount purchased or maintained with Series 2007-2 Advances which bear interest by reference to the Base Rate.

“Borrowing” has the meaning set forth in Section 2.02(c).

“Borrowing Deficit” has the meaning set forth in Section 2.03(b).

“Change in Law” means (a) any law, rule or regulation or any change therein or in the interpretation or application thereof (whether or not having the force of law), in each case, adopted, issued or occurring after the Series 2007-2 Closing Date or (b) any request, guideline or directive (whether or not having the force of law) applicable to financial institutions generally (and not specific to any particular Committed Note Purchaser) from any government or political subdivision or agency, authority, bureau, central bank, commission, department or instrumentality thereof, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case, whether foreign or domestic (each an “Official Body”) charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Official Body (whether or not having the force of law) made, issued or occurring after the Series 2007-2 Closing Date.

“Class A Commercial Paper” has the meaning specified in the definition of Program Support Provider.

“Class A Note” has the meaning specified in the definition of Program Support Provider.

“Commitment” means, the obligation of the Committed Note Purchasers included in each Investor Group to fund Series 2007-2 Advances in lieu of the related Conduit Investor pursuant to Section 2.02(a) in an aggregate stated amount up to the Maximum Investor Group Principal Amount for such Investor Group.

“Commitment Amount” means, as to each Conduit Investor, the Maximum Investor Group Principal Amount with respect to the Investor Group of which such Conduit Investor is a part.

“Commitment Percentage” means, on any date of determination, with respect to any Investor Group, the ratio, expressed as a percentage, which such Investor Group’s Maximum Investor Group Principal Amount bears to the Series 2007-2 Maximum Principal Amount on such date.

“Committed Note Purchaser” has the meaning set forth in the recitals hereto.

“Committed Note Purchaser Percentage” means, with respect to any Committed Note Purchaser, the percentage set forth opposite the name of such Committed Note Purchaser on Schedule I.

“Conduit Assignee” means, with respect to any Conduit Investor, any commercial paper conduit, whose commercial paper has at least two of the following ratings (x) at least “A-1” from Standard & Poor’s, and (y) ”P1” from Moody’s, that is administered by the Funding Agent with respect to such Conduit Investor or any Affiliate of such Funding Agent, in each case, designated by such Funding Agent to accept an assignment from such Conduit Investor of the Investor Group Principal Amount or a portion thereof with respect to such Conduit Investor pursuant to Section 9.17(b).

“Conduit Investors” has the meaning set forth in the recitals hereto.

“Confidential Information” for purposes of this Agreement, has the meaning set forth in Section 9.11.

“CP Rate” means, with respect to each Conduit Investor (i) for any day during any Series 2007-2 Interest Accrual Period funded by a Conduit Investor set forth in Schedule I hereto or any other Conduit Investor that elects in its Assignment and Assumption Agreement to make this clause (i) applicable (collectively, the “Conduits”), the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduits from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short term promissory notes issued by such Conduits maturing on dates other than those certain dates on which such Conduits are to receive funds) in respect of the promissory notes issued by such Conduits that are allocated in whole or in part by their respective Funding Agent (on behalf of such Conduits) to fund or maintain the Series 2007-2 Principal Amount during such period, as determined by their respective Funding Agent (on behalf of such Conduits), including (x) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the related Committed Note Purchasers (on behalf of such Conduits), (y) all reasonable costs and expenses of any issuing and paying agent or other person responsible for the administration of such Conduits’ commercial paper programs in connection with the preparation, completion, issuance, delivery or payment of Class A Commercial Paper, and (z) the costs of other borrowings by such Conduits including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the respective Funding Agent for such Conduits shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (ii) for any Series 2007-2 Interest Accrual Period for any portion of the Commitment of the related Investor Group funded by any other Conduit Investor, the “CP Rate” applicable to such Conduit Investor as set forth in its Assignment and Assumption Agreement.

“CP Tranche” means that portion of the Series 2007-2 Principal Amount purchased or maintained with Series 2007-2 Advances which bear interest by reference to the CP Rate.

“Domestic Office” means, the office of the related Funding Agent designated as such below its name on the signature page hereof, if any, or such other office of such Funding Agent as designated from time to time by written notice from such Funding Agent to the Co-Issuers, inside the United States, which shall be making or maintaining Series 2007-2 Advances other than Eurodollar Advances of the Committed Note Purchasers in its Investor Group hereunder.

“Eurodollar Advance” means, a Series 2007-2 Advance which bears interest at all times during the Eurodollar Interest Accrual Period applicable thereto at a fixed rate of interest determined by reference to the Eurodollar Rate (Reserve Adjusted).

“Eurodollar Interest Accrual Period” means, with respect to any Eurodollar Advance, a period commencing on the date of such Eurodollar Advance and ending on the next Payment Date; provided, however, that

(i)       no Eurodollar Interest Accrual Period may end subsequent to the December 2010 Payment Date; and

(ii)      upon the occurrence and during the continuation of the Series 2007-2 Mandatory Redemption Period, any Eurodollar Interest Accrual Period may be terminated at the election of the related Funding Agent by notice to the Co-Issuers and the Servicer, and upon such election the Eurodollar Advances in respect of which interest was calculated by reference to such terminated Eurodollar Interest Accrual Period shall be converted to Base Rate Advances or included in the CP Tranche until payment in full of the Series 2007-2 Notes.

“Eurodollar Office” means, the office of the related Funding Agent designated as such below its name on the signature page hereof, if any, or such other office of such Funding Agent as designated from time to time by written notice from such Funding Agent to the Co-Issuers, whether or not outside the United States, which shall be making or maintaining Eurodollar Advances of the Committed Note Purchasers in its Investor Group hereunder.

“Eurodollar Rate” means, the rate per annum determined by the related Funding Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of the relevant Eurodollar Interest Accrual Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by such Funding Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Eurodollar Interest Accrual Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by such Funding Agent to be the rate per annum at which deposits in Dollars are offered by the Reference Lender in London to prime banks in the London interbank market at or about 11:00 a.m. (London time) two (2)

Business Days before the first day of such Eurodollar Interest Accrual Period in an amount substantially equal to the amount of the Eurodollar Advances to be outstanding during such Eurodollar Interest Accrual Period and for a period equal to such Eurodollar Interest Accrual Period.  In respect of any Eurodollar Interest Accrual Period which is not thirty (30) days in duration, the Eurodollar Rate shall be determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the preceding sentence, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Eurodollar Interest Accrual Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Eurodollar Interest Accrual Period; provided that, if a Eurodollar Interest Accrual Period is less than or equal to seven days, the Eurodollar Rate shall be determined by reference to a rate calculated in accordance with the preceding sentence as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

“Eurodollar Rate (Reserve Adjusted)” means, for any Eurodollar Interest Accrual Period, an interest rate per annum (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

Eurodollar Rate =	Eurodollar Rate
(Reserve Adjusted)	1.00 Eurodollar Reserve Percentage

The Eurodollar Rate (Reserve Adjusted) for any Eurodollar Interest Accrual Period for Eurodollar Advances will be determined by the related Funding Agent on the basis of the Eurodollar Reserve Percentage in effect one (1) Business Day before the first day of such Eurodollar Interest Accrual Period.

“Eurodollar Reserve Percentage” means, for any Eurodollar Interest Accrual Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities,” as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Eurodollar Interest Accrual Period.

“Eurodollar Tranche” means that portion of the Series 2007-2 Principal Amount purchased or maintained with Eurodollar Advances.

“Federal Funds Rate” means for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Funding Agent for such Investor Group (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Funding Agent for such Investor Group, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. New York City time.

“Financial Statements” has the meaning set forth in Section 6.02(b).

“Governmental Authority” means the United States of America, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions thereof pertaining thereto.

“Increase Date” shall mean the Business Day on which an Increase in the Series 2007-2 Principal Amount occurs.

“Investor Group” means, collectively, a Conduit Investor, if any, and the Committed Note Purchaser(s) with respect to such Conduit Investor.

“Investor Group Increase Amount” means, with respect to any Investor Group, for any Business Day, such Investor Group’s Commitment Percentage of the Increase, if any, on such Business Day.

“Investor Group Principal Amount” means, with respect to any Investor Group, (a) when used with respect to the Series 2007-2 Closing Date, such Investor Group’s Commitment Percentage of the Series 2007-2 Initial Advance Principal Amount and (b) when used with respect to any other date, an amount equal to (i) the Investor Group Principal Amount with respect to such Investor Group on the immediately preceding Business Day plus (ii) the Investor Group Increase Amount with respect to such Investor Group on such date minus (iii) the amount of principal payments made to such Investor Group pursuant to the Series 2007-2 Series Supplement on such date plus (iv) the amount of principal payments recovered from such Investor Group by a trustee as a preference payment in a bankruptcy proceeding of the Issuer or otherwise.

“Investor Group Supplement” means an Investor Group Supplement substantially in the form of Exhibit C.

“Majority Program Support Providers” means with respect to the related Investor Group, Program Support Providers holding more than 50% of the aggregate commitments of all Program Support Providers.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Maximum Investor Group Principal Amount” means, with respect to each Investor Group, the amount set forth opposite the name of the Conduit Investor included in such Investor Group on Schedule I, as such amount may be increased or modified from time to time by written agreement among the Committed Note Purchasers included in such Investor Group on Schedule I hereto, the Servicer, the Series Insurer and the Co-Issuers in accordance with the terms hereof.

“Prime Rate” means the rate announced by the Reference Lender from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider in respect of any Class A Commercial Paper and/or Series 2007-2 Note providing for the issuance of one or more letters of credit for the account of a Committed Note Purchaser or a Conduit Investor, the issuance of one or more insurance policies for which a Committed Note Purchaser or a Conduit Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by a Committed Note Purchaser or a Conduit Investor to any Program Support Provider of the Series 2007-2 Notes (or portions thereof or interests therein) and/or the making of loans and/or other extensions of credit to a Committed Note Purchaser or a Conduit Investor in connection with such Conduit Investor’s securitization program, together with any letter of credit, insurance policy or other instrument issued thereunder or guaranty thereof (but excluding any discretionary advance facility provided by a Committed Note Purchaser).

“Program Support Provider” means and includes any financial institutions and any other or additional Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, and/or agreeing to make purchases from, a Committed Note Purchaser or a Conduit Investor in respect of such Committed Note Purchaser’s or Conduit Investor’s Class A Commercial Paper (“Class A Commercial Paper”) and/or Class A Note (“Class A Note”), and/or agreeing to issue a letter of credit or insurance policy or other instrument to support any obligations arising under or in connection with such Conduit Investor’s securitization program as it relates to any Class A Commercial Paper issued by such Conduit Investor, in each case pursuant to a Program Support Agreement and any guarantor of any such person.

“Reference Lender” means the related Funding Agent.

“Regulation S”:  Regulation S under the Securities Act.

“Securities Act”:  The U.S. Securities Act of 1933, as amended.

“Series 2007-2 Advance” has the meaning set forth in paragraph 2 of the recitals hereto.

“Series 2007-2 Advance Request” has the meaning set forth in Section 7.03(c).

“Series 2007-2 Commitment Termination Date” means the Series 2007-2 Anticipated Repayment Date or such later date designated in accordance with Section 2.05 or such earlier date as the parties hereto may agree in writing to terminate this Agreement.

“Series 2007-2 Initial Advance” means the Series 2007-2 Advances made under this Agreement as part of the initial Borrowings.

“Series 2007-2 Series Supplement” means that certain Series Supplement to the Base Indenture, dated as of the date hereof (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof), by and among the Co-Issuers, Wells Fargo Bank, National Association, as Indenture Trustee and Financial Guaranty Insurance Company, as Series Insurer, relating to, among other things, the issuance by the Co-Issuers of Series 2007-2 Notes.

“Series 2007-2 Mandatory Redemption Period” means a Mandatory Redemption Period relating to the Series 2007-2 Notes.

“Taxes” has the meaning set forth in Section 3.08.

“Term” has the meaning set forth in Section 2.05.

“Undrawn Facility Fee” has the meaning set forth in Section 3.02(a).

ARTICLE II

PURCHASE AND SALE OF SERIES 2007-2 NOTES

Section 2.01   The Initial Note Purchase.  On the terms and conditions set forth in the Indenture and this Agreement, and in reliance on the covenants, representations and agreements set forth herein and therein, the Co-Issuers caused the Indenture Trustee to issue the initial Series 2007-2 Notes on the Series 2007-2 Closing Date.  Such initial Series 2007-2 Notes for each Investor Group were dated the Series 2007-2 Closing Date, registered in the name of the respective Funding Agent or its nominee, as agent for the related Conduit Investor and the Committed Note Purchaser(s), or in such other name as the respective Funding Agent may request, and duly authenticated in accordance with the provisions of the Indenture.

Section 2.02   Series 2007-2 Advances.  (a) Subject to the terms and conditions of this Agreement and the Series 2007-2 Series Supplement, each Conduit Investor, if any may and, if such Conduit Investor determines that it will not make a Series 2007-2 Advance or any portion of a Series 2007-2 Advance, its related Committed Note Purchaser(s) or, if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser(s) with respect to such Investor Group, shall, to the extent such Conduit Investor does not make such Series 2007-2 Advance or there is no such Conduit Investor with respect to an Investor Group, and the Series 2007-2 Commitment Termination Date has not occurred, upon the Co-Issuers’ request, delivered in accordance with the provisions of Section 2.03, and the satisfaction of all conditions precedent thereto, make Series 2007-2 Advances from time to time up to but not including the Series 2007-2 Commitment Termination Date; provided, that, such Series 2007-2 Advances shall be made ratably by each Conduit Investor, if any, based on the respective Commitment Percentage of its Investor Group and the portion of any such Series 2007-2 Advance made by a Committed Note Purchaser shall be its Committed Note Purchaser Percentage of the Commitment Percentage with respect to the related Investor Group; provided, that no Series 2007-2 Advance shall be required or permitted to be made on any date if, after giving effect to such Series 2007-2 Advance, (i) such related Investor, Group Principal Amount would exceed the Maximum Investor Group Principal Amount, (ii) the Series 2007-2 Principal Amount would exceed the Series 2007-2 Maximum Principal Amount, or (iii) a Mandatory Redemption Event with respect to the Series 2007-2 Notes exists or would exist as a result of such Series 2007-2 Advance. If a Conduit Investor elects not to fund the full amount of its Commitment Percentage of the Series 2007-2 Initial Advance Principal Amount or a requested Increase, such Conduit Investor shall notify the Administrative Agent and the Funding Agent with respect to such Conduit Investor, and each Committed Note Purchaser with respect to such Conduit Investor shall fund its Committed Note Purchaser Percentage of the portion of the Commitment

Percentage with respect to such Investor Group of the Series 2007-2 Initial Advance Principal Amount or such Increase, as the case may be, not funded by such Conduit Investor.

(b)           Subject to Section 9.10(b), each Conduit Investor hereby agrees with respect to itself that it will use commercially reasonable efforts to fund Series 2007-2 Advances made by its Investor Group through the issuance of Class A Commercial Paper; provided, that (i) no Conduit Investor will have any obligation to use commercially reasonable efforts to fund Series 2007-2 Advances made by its Investor Group through the issuance of Class A Commercial Paper at any time (x) a Mandatory Redemption Event with respect to the Series 2007-2 Notes has occurred and is continuing or (y) the funding of such Series 2007-2 Advance through the issuance of Class A Commercial Paper would be prohibited by the program documents governing such Conduit Investor’s commercial paper program, (ii) nothing herein is (or shall be construed) as a commitment by any Conduit Investor to fund any Series 2007-2 Advance through the issuance of Class A Commercial Paper, and (iii) notwithstanding anything herein or in any other Transaction Document to the contrary, at no time will a Conduit Investor be obligated to make Series 2007-2 Advances hereunder.

(c)           Each of the Series 2007-2 Advances to be made on any date shall be made singly as part of a single borrowing (each such single borrowing being a “Borrowing”).  Subject to the terms of this Agreement and the Series 2007-2 Series Supplement, the aggregate principal amount of the Series 2007-2 Advances represented by the Series 2007-2 Notes may be increased or decreased from time to time.

Section 2.03   Borrowing Procedures.  (a) Whenever the Co-Issuers wish the Conduit Investors, or if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser with respect to such Investor Group, to make a Series 2007-2 Advance, the Co-Issuers shall (or shall cause the Servicer to) notify the Administrative Agent, each Funding Agent and the Indenture Trustee upon irrevocable written notice delivered to the Administrative Agent and each Funding Agent (with a copy of such notice delivered to the Committed Note Purchasers) no later than 12:00 noon New York City time on the Business Day prior to the proposed Borrowing (which Borrowing date shall, except in the case of the Series 2007-2 Initial Advance, be an Increase Date).  Each such notice shall be irrevocable and shall in each case refer to this Agreement and specify the aggregate amount of the requested Borrowing to be made on such date.  The Co-Issuers shall (or shall cause the Servicer to) ratably allocate the proposed Borrowing among the Investor Groups’ respective Investor Group Principal Amounts.  Each Funding Agent shall promptly advise its related Conduit Investor, if any, of any notice given pursuant to this Section 2.03 and shall promptly thereafter (but in no event later than 11:00 a.m. New York City time on the proposed date of Borrowing) notify the Co-Issuers and the related Committed Note Purchaser(s) whether such Conduit Investor has determined to make such Series 2007-2 Advance.  On the date of each Borrowing and subject to the other conditions set forth herein and in the Series 2007-2 Series Supplement, each Conduit Investor or its related Committed Note Purchaser(s), as the case may be, shall make available to the Co-Issuers the amount of such Series 2007-2 Advance by wire transfer in U.S. dollars of such amount in same day funds to the Series 2007-2 Collection Account no later than 3:00 p.m. (New York time) on the date of such Borrowing.

(b)           If, by 2:00 p.m. (New York time) on the date of any Borrowing, one or more Committed Note Purchasers in an Investor Group (each, a “Defaulting Committed Note Purchaser,” and each Committed Note Purchaser in the related Investor Group other than any Defaulting Committed Note Purchaser being referred to as a “Non-Defaulting Committed Note Purchaser”) fails to make its ratable portion of any Borrowing available to the Co-Issuers pursuant to Section 2.03(a) (the aggregate amount unavailable to the Co-Issuers as a result of such failure being herein called in either case the “Borrowing Deficit”), then the Funding Agent for such Investor Group shall, by no later than 2:30 p.m. (New York City time) on the applicable date of such Borrowing instruct each Non-Defaulting Committed Note Purchaser in the same Investor Group as the Defaulting Committed Note Purchaser to pay, by no later than 3:00 p.m. (New York time), in immediately available funds, to the Co-Issuers, an amount equal to the lesser of (i) such Non-Defaulting Committed Note Purchaser’s proportionate share (based upon the relative Committed Note Purchaser Percentage of such Non-Defaulting Committed Note Purchasers) of the Borrowing Deficit and (ii) such Non-Defaulting Committed Note Purchaser’s Committed Note Purchaser Percentage of the amount by which the Maximum Investor Group Investor Amount for such Investor Group exceeds the Investor Group Principal Amount for such Investor Group (determined after giving effect to any Series 2007-2 Advances already made by such Investor Group on such date).  A Defaulting Committed Note Purchaser shall forthwith, upon demand, pay to the applicable Funding Agent for the ratable benefit of the Non-Defaulting Committed Note Purchasers all amounts paid by each such Non-Defaulting Committed Note Purchaser on behalf of such Defaulting Committed Note Purchaser, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Committed Note Purchaser until the date such Non-Defaulting Committed Note Purchaser has been paid such amounts in full, at a rate per annum equal to the sum of the Base Rate plus 1% per annum.

Section 2.04   The Series 2007-2 Notes.  On each date a Series 2007-2 Advance is funded under the Series 2007-2 Notes pursuant to this Agreement, and on each date the amount of outstanding Series 2007-2 Advances thereunder is reduced, a duly authorized officer, employee or agent of the related Funding Agent shall make appropriate notations in its books and records of the amount of such Series 2007-2 Advance and the amount of such reduction, as applicable.  The Co-Issuers hereby authorize each duly authorized officer, employee and agent of such Funding Agent to make such notations on the books and records as aforesaid and every such notation made in accordance with the foregoing authority shall be prima facie evidence of the accuracy of the information so recorded and shall be binding on the Co-Issuers absent manifest error; provided, however, that in the event of a discrepancy between the books and records of such Funding Agent and the records maintained by the Indenture Trustee pursuant to the Indenture, such discrepancy shall be resolved by such Funding Agent, the Series Insurer and the Indenture Trustee.

Section 2.05   Commitment Term.  The “Term” of the Commitment hereunder shall be for a period commencing on the Series 2007-2 Closing Date and ending on the Series 2007-2 Commitment Termination Date.

Section 2.06   Selection of Interest Rates.  Following (i) the funding of any Series 2007-2 Advances by a Committed Note Purchaser or (ii) any assignment by a Conduit Investor to its related liquidity providers pursuant to the applicable liquidity purchase agreement or liquidity loan agreement with respect to the Series 2007-2 Notes or to its related Committed Note

Purchaser hereunder, in each case the Series 2007-2 Advances funded, directly or indirectly, with amounts received from any such provider or Committed Note Purchaser will accrue interest at the Base Rate; provided that the Co-Issuers may, prior to the commencement of Series 2007-2 Mandatory Redemption Period, if the Co-Issuers give notice prior to 12:00 p.m. (New York Time) on the date which is two (2) Business Days prior to the commencement of the related Eurodollar Interest Accrual Period, elect that such Series 2007-2 Advances be made as Eurodollar Advances, in which case such Series 2007-2 Advances shall bear interest at the Eurodollar Rate (Reserve Adjusted) plus 0.40% per annum.

Section 2.07   Reduction in Commitment Amount.  The Co-Issuers may, upon three Business Days’ notice to the Indenture Trustee, the Administrative Agent, each Funding Agent, each Conduit Investor and each Committed Note Purchaser, effect a permanent reduction in the Series 2007-2 Maximum Principal Amount and a corresponding reduction in the Commitment Amount and the Maximum Investor Group Principal Amount; provided that any such reduction will be limited to the undrawn portion of the Commitment Amounts, although any such reduction may be combined with a Voluntary Decrease effected pursuant to and in accordance with Section 5.2(b) of the Series 2007-2 Series Supplement and must be in a minimum amount of $5,000,000.

ARTICLE III

INTEREST AND FEES

Section 3.01   Interest.  Each related Series 2007-2 Advance funded or maintained by a Conduit Investor during the related Series 2007-2 Interest Accrual Period (a) through the issuance of Class A Commercial Paper shall bear interest at the CP Rate for such Series 2007-2 Interest Accrual Period plus 0.40% per annum and (b) through means other than the issuance of Class A Commercial Paper shall bear interest at (i) the Base Rate for the related Series 2007-2 Interest Accrual Period or (ii) if the required notice has been given pursuant to Section 2.06, the Eurodollar Rate (Reserve Adjusted) plus 0.40% per annum applicable to such Investor Group for the related Eurodollar Interest Accrual Period, in each case except as otherwise provided in the definition of Eurodollar Interest Accrual Period or in Section 3.03 or 3.04.  Each Funding Agent shall notify the Co-Issuers, the Servicer and the Administrative Agent of the applicable interest rate for the Series 2007-2 Advances made by its Investor Group for the related Series 2007-2 Interest Accrual Period by 11:00 a.m. (New York time) on the Business Day preceding each Determination Date and on the Business Day following each Payment Date.  In addition, each Funding Agent shall notify the Co-Issuers, the Servicer and the Administrative Agent of the applicable CP Rate for each Series 2007-2 Advance made by its Investor Group and funded through the issuance of Class A Commercial Paper by 11:00 a.m. (New York time) on the second Business Day after the end of the applicable Interest Accrual Period.  The Administrative Agent shall notify the Servicer and the Indenture Trustee of the blended average of the CP Rates for each Series 2007-2 Advance on the Business Day of such Series 2007-2 Advance.

(a)           Interest shall be due and payable on each Payment Date in accordance with the provisions of the Series 2007-2 Series Supplement.

(b)           All computations of interest at the CP Rate and the Eurodollar Rate (Reserve Adjusted) shall be made on the basis of a year of 360 days and the actual number of days elapsed and all computations of interest at the Base Rate shall be made on the basis of a 365 (or 366, as applicable) day year and actual number of days elapsed.  Whenever any payment of interest or principal in respect of any Series 2007-2 Advance shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (other than as provided in the definition of Eurodollar Interest Accrual Period) and such extension of time shall be included in the computation of the amount of interest owed.

Section 3.02   Fees.  (a) On each Payment Date on or prior to the Series 2007-2 Commitment Termination Date, the Co-Issuers shall pay to each Funding Agent, for the account of the related Investor Group, an undrawn facility fee (the “Undrawn Facility Fee”) equal to the product of (x) 0.15% times (y) the excess of (i) 100% of the Maximum Investor Group Principal Amount for the related Investor Group over (ii) 100% of the daily average Investor Group Principal Amount for the related Investor Group during the related Series 2007-2 Interest Accrual Period (or in the case of the first Payment Date occurring following the Series 2007-2 Closing Date, the number of days in the period from and including the Series 2007-2 Closing Date to but excluding such first Payment Date), times (z) the number of days in the related Series 2007-2 Interest Accrual Period divided by 360 (or in the case of the first Payment Date occurring following the Series 2007-2 Closing Date, the number of days in the period from and including the Series 2007-2 Closing Date to but excluding such first Payment Date).

(b)           On the Series 2007-2 Closing Date and on each Payment Date thereafter, the Co-Issuers shall pay to the Administrative Agent the applicable Administrative Agent Fee for such date.

(c)           On the Series 2007-2 Closing Date, the Co-Issuers shall pay to each Funding Agent, for the account of the related Committed Note Purchaser a structuring and commitment fee equal to the product of (a) the product of (x) 0.01625% and (y) the Series 2007-2 Maximum Principal Amount and (b) such Committed Note Purchaser’s Committed Note Purchaser Percentage on the Series 2007-2 Closing Date.

(d)           On the Series 2007-2 Closing Date or any Payment Date up to and including the Payment Date occurring in June 2007, the Co-Issuers shall pay to each Funding Agent, for the account of the related Committed Note Purchaser, an amount sufficient to reimburse such Committed Note Purchaser for certain syndication related expenses, evidenced by appropriate invoices delivered to the Administrative Agent with a copy to the Servicer, up to an aggregate amount of $65,000.

Section 3.03   Eurodollar Lending Unlawful.  If a Conduit Investor, a Committed Note Purchaser or any Program Support Provider shall reasonably determine (which determination shall, upon notice thereof to the Administrative Agent and the related Funding Agent and the Co-Issuers, be conclusive and binding on the Co-Issuers absent manifest error) that the introduction of or any change in or in the interpretation of any law, rule or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any such Program Support Provider or Committed Note Purchaser to make, continue, or maintain any Series 2007-2 Advance as, or to convert any Series 2007-2 Advance into, the Eurodollar Tranche of such Series 2007-2 Advance, the obligation of such Person to make, continue or maintain or convert any such Series 2007-2 Advance as the Eurodollar Tranche of such Series 2007-2 Advance shall, upon such determination, forthwith be suspended until such Person shall notify the related Funding Agent and the Co-Issuers that the circumstances causing such suspension no longer exist, and such Investor Group shall immediately convert all Series 2007-2 Advances of any such Program Support Provider or Committed Note Purchaser, as applicable, into the Base Rate Tranche of such Series 2007-2 Advance at the end of the then current Eurodollar Interest Accrual Periods with respect thereto or sooner, if required by such law or assertion.

Section 3.04   Deposits Unavailable.  If a Conduit Investor, a Committed Note Purchaser or any Program Support Provider shall have reasonably determined that:

(a)           Dollar deposits in the relevant amount and for the relevant Eurodollar Interest Accrual Period are not available to all Reference Lenders in the relevant market; or

(b)           by reason of circumstances affecting all Reference Lenders’ relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to the Eurodollar Tranche of any Series 2007-2 Advance; or

(c)           such Conduit Investor, such Committed Note Purchaser or the related Majority Program Support Providers have notified the related Funding Agent and the Co-Issuers that, with respect to any interest rate otherwise applicable hereunder to the Eurodollar Tranche of any Series 2007-2 Advance the Eurodollar Interest Accrual Period for which has not then commenced, such interest rate will not adequately reflect the cost to such Conduit Investor, such Committed Note Purchaser or such Majority Program Support Providers of making, funding, agreeing to make or fund or maintaining their respective Eurodollar Tranche of such Series 2007-2 Advance for such Eurodollar Interest Accrual Period, then, upon notice from such Conduit Investor, such Committed Note Purchaser or the related Majority Program Support Providers to such Funding Agent and the Co-Issuers, the obligations of such Conduit Investor, such Committed Note Purchaser and all of the relevant Program Support Providers to make or continue any Series 2007-2 Advance as, or to convert any Series 2007-2 Advances into, the Eurodollar Tranche of such Series 2007-2 Advance shall forthwith be suspended until such Funding Agent shall notify the Co-Issuers that the circumstances causing such suspension no longer exist.

Section 3.05   Increased or Reduced Costs, etc.  The Co-Issuers agree to reimburse each Conduit Investor and each Committed Note Purchaser and any Program Support Provider (each, an “Affected Person”) for any increase in the cost of, or any reduction in the amount of any sum receivable by any such Affected Person, including reductions in the rate of return on such Affected Person’s capital, in respect of making, continuing or maintaining (or of its obligation to make, continue or maintain) any Series 2007-2 Advances as, or of converting (or of its obligation to convert) any Series 2007-2 Advances into, the Eurodollar Tranche of such Series 2007-2 Advance that arise in connection with any Changes in Law, except for such Changes in Law with respect to increased capital costs and taxes which are governed by Sections 3.07 and 3.08, respectively.  Each such demand shall be provided to the related Funding

Agent and the Co-Issuers in writing and shall state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Affected Person for such increased cost or reduced amount or return.  Such additional amounts shall be payable by the Co-Issuers to such Funding Agent and by such Funding Agent directly to such Affected Person within five (5) Business Days of the Co-Issuers’ receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Co-Issuers.

Section 3.06   Funding Losses.  In the event any Affected Person shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Person to make, continue or maintain any portion of the principal amount of any Series 2007-2 Advance as, or to convert any portion of the principal amount of any Series 2007-2 Advance into, the Eurodollar Tranche of such Series 2007-2 Advance) as a result of:

(a)           any conversion or repayment or prepayment (for any reason, including, without limitation, as a result of the acceleration of the maturity of the Eurodollar Tranche of such Series 2007-2 Advance or the assignment thereof in accordance with the requirements of the applicable Program Support Agreement) of the principal amount of any portion of the Eurodollar Tranche on a date other than the scheduled last day of the Eurodollar Interest Accrual Period applicable thereto;

(b)           any Series 2007-2 Advance not being made as a Series 2007-2 Advance under the Eurodollar Tranche after a request for such a Series 2007-2 Advance has been made in accordance with the terms contained herein;

(c)           any Series 2007-2 Advance not being continued as, or converted into, a Series 2007-2 Advance under the Eurodollar Tranche after a request for such continuation or conversion has been made in accordance with the terms contained herein, or

(d)           any failure of the Co-Issuers to make a Decrease after giving notice thereof pursuant to Section 5.2(b) of the Series 2007-2 Series Supplement,

then, upon the written notice of any Affected Person to the related Funding Agent and the Co-Issuers, the Co-Issuers shall pay to such Funding Agent and such Funding Agent shall, within five  (5) Business Days of its receipt thereof, pay directly to such Affected Person such amount as will (in the reasonable determination of such Affected Person) reimburse such Affected Person for such loss or expense.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Co-Issuers.

Section 3.07   Increased Capital Costs.  If any Change in Law affects or would affect the amount of capital required or reasonably expected to be maintained by any Affected Person or any Person controlling such Affected Person and such Affected Person reasonably determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its commitment or the Series 2007-2 Advances made by such Affected Person is reduced to a level below that which such Affected Person or such controlling Person would have achieved but for the occurrence of any such circumstance, then, in any such case after notice from time to time by such Affected Person to the related Funding Agent and the Co-Issuers, the Co-Issuers shall pay to such Funding Agent and such Funding Agent shall pay an incremental commitment fee to such Affected Person sufficient to compensate such Affected Person or such controlling Person for such reduction in rate of return.  A statement of such Affected Person as to any such additional amount or amounts (including calculations thereof in reasonable detail), in the absence of manifest error, shall be conclusive and binding on the Co-Issuers; and provided, further, that the initial payment of such increased commitment fee shall include a payment for accrued amounts due under this Section 3.07 prior to such initial payment.  In determining such additional amount, such Affected Person may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable so long as it applies such method to other similar transactions.

Section 3.08   Taxes.  (a) Any and all payments by the Co-Issuers of principal of, and interest on, the Series 2007-2 Notes and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future income, excise, documentary, property, stamp or franchise taxes, and other taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected withheld or assessed by any taxing authority (“Taxes”), unless required by law.  If the Co-Issuers shall be required under any requirement of law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or in respect of the Series 2007-2 Notes, (i) the Co-Issuers shall make all such deductions and withholdings in respect of Taxes, (ii) the Co-Issuers shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other governmental authority in accordance with any requirement of law, and (iii) the sum payable by the Co-Issuers shall be increased as may be necessary so that after the Co-Issuers have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 3.08) such Affected Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement, the term “Non-Excluded Taxes” are Taxes, other than (i) Taxes that are imposed on the Affected Person’s overall net income (including franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Affected Person is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Affected Party having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or the Series 2007-2 Notes, and (ii) with respect to any Affected Person organized under the laws of the jurisdiction other than the United States (“Foreign Affected Person”), any United States Interest withholding tax that is imposed on amounts payable to the Foreign Affected Person at the time the Foreign Affected Person becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Affected Person (or its assignor, if any) was already entitled, at the time of the designation of the new lending office (or assignment), to receive additional amounts from the Co-Issuers with respect to United States Interest withholding tax.

Moreover, if any Non-Excluded Taxes are directly asserted against any Affected Person with respect to any payment received by such Affected Person or its agent from the Co-Issuers, such Affected Person or its agent may pay such Non-Excluded Taxes and the Co-Issuers will promptly upon receipt of prior written notice stating the amount of such Non-

Excluded Taxes pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Non-Excluded Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had such Non-Excluded Taxes not been asserted.

If the Co-Issuers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Affected Person or its agent the required receipts or other required documentary evidence, the Co-Issuers shall indemnify the Affected Person and their agent for any incremental Taxes, interest or penalties that may become payable by any such Affected Person or its agent as a result of any such failure.  For purposes of this Section 3.08, a distribution hereunder by the agent for the relevant Affected Person shall be deemed a payment by the Co-Issuers.

Upon the request of the Co-Issuers, each Foreign Affected Person shall execute and deliver to the Co-Issuers, prior to the initial due date of any payments hereunder and to the extent permissible under then current law, and on or about the first scheduled payment date in each calendar year thereafter, one or more (as the Co-Issuers may reasonably request) United States Internal Revenue Service Forms W-8BEN, Forms W-8ECI or Forms W-9, or successor applicable forms, or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Affected Person is exempt from withholding or deduction of Taxes.  The Co-Issuers shall not, however, be required to pay any increased amount under this Section 3.08 to any Affected Person that is organized under the laws of a jurisdiction other than the United States if such Affected Person fails to comply with the requirements set forth in this paragraph.

Section 3.09   Indenture Carrying Charges; Survival. The agreements in Sections 3.05, 3.06, 3.07 and 3.08 shall survive the termination of this Series 2007-2 Note Purchase Agreement, the Series 2007-2 Series Supplement and the Base Indenture and the payment of all amounts payable hereunder and thereunder.

ARTICLE IV

OTHER PAYMENT TERMS

Section 4.01   Time and Method of Payment.  All amounts payable to any Funding Agent hereunder or with respect to the Series 2007-2 Notes shall be made to the applicable Funding Agent or upon the order of the applicable Funding Agent by wire transfer of immediately available funds in Dollars not later than 1:00 p.m., New York City time, on the date due.  Any funds received after that time will be deemed to have been received on the next Business Day. The Co-Issuers’ obligations hereunder in respect of any amounts payable to any Conduit Investor or Committed Note Purchaser shall be discharged to the extent funds are disbursed by the Co-Issuers to the related Funding Agent as provided herein whether or not such funds are properly applied by such Funding Agent.

ARTICLE V

THE ADMINISTRATIVE AGENT AND THE FUNDING AGENTS

Section 5.01           Authorization and Action of the Administrative Agent.  Each of the Conduit Investors, the Committed Note Purchasers and the Funding Agents hereby designates and appoints Wells Fargo Bank, National Association as the Administrative Agent hereunder, and hereby authorizes the Administrative Agent to take such actions as agent on their behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Conduit Investor, any Committed Note Purchaser or any Funding Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Conduit Investors, the Committed Note Purchasers and the Funding Agents and does not assume nor shall it be deemed to have assumed any obligation or relationship of trust or agency with or for the Co-Issuers or any of its successors or assigns.  The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law.  The appointment and authority of the Administrative Agent hereunder shall terminate upon the indefeasible payment in full of the Series 2007-2 Notes and all other amounts owed by the Co-Issuers hereunder to the Investor Groups (the “Aggregate Unpaids”).

Section 5.02           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.03           Exculpatory Provisions.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (b) responsible in any manner to any Conduit Investor, any Committed Note Purchaser or any Funding Agent for any recitals, statements, representations or warranties made by the Co-Issuers contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the due execution, legality, value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Co-Issuers to perform its obligations hereunder, or for the satisfaction of any condition specified in Article VII.  The Administrative Agent shall not be under any obligation to any Conduit Investor, any Committed Note Purchaser or any Funding Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Co-Issuers.  The Administrative Agent shall not be deemed to have knowledge of any Servicer Termination Event, Mandatory

Redemption Event relating to the Series 2007-2 Notes, Trigger Reserve Event relating to the Series 2007-2 Notes, Default or Event of Default unless the Administrative Agent has received notice from the Co-Issuers, any Conduit Investor, any Committed Note Purchaser or any Funding Agent.

Section 5.04           Reliance.  The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Co-Issuers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of any Conduit Investor, any Committed Note Purchaser or any Funding Agent as it deems appropriate or it shall first be indemnified to its satisfaction by any Conduit Investor, any Committed Note Purchaser or any Funding Agent, provided that unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Conduit Investors, the Committed Note Purchasers and the Funding Agents.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Noteholders and such request and any action taken or failure to act pursuant thereto shall be binding upon the Conduit Investors, the Committed Note Purchasers and the Funding Agents.

Section 5.05           Non-Reliance on the Administrative Agent and Other Purchasers.  Each of the Conduit Investors, the Committed Note Purchasers and the Funding Agents expressly acknowledge that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Co-Issuers, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each of the Conduit Investors, the Committed Note Purchasers and the Funding Agents represent and warrant to the Administrative Agent that they have and will, independently and without reliance upon the Administrative Agent and based on such documents and information as they have deemed appropriate, made their own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Co-Issuers and made its own decision to enter into this Agreement.

Section 5.06           The Administrative Agent in its Individual Capacity.  The Administrative Agent and any of its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Co-Issuers or any Affiliate of the Co-Issuers as though the Administrative Agent were not the Administrative Agent hereunder.

Section 5.07           Successor Administrative Agent.  The Administrative Agent may, upon 30 days’ notice to the Co-Issuers and each of the Conduit Investors, the Committed Note Purchasers and the Funding Agents, and the Administrative Agent will, upon the direction of Investor Groups holding more than 75% of the Series 2007-2 Principal Amount, resign as Administrative Agent.  If the Administrative Agent shall resign, then the Investor Groups, during such 30-day period, shall appoint an Affiliate of a member of the Investor Groups as a successor agent.  If for any reason no successor Administrative Agent is appointed by the Investor Groups during such 30-day period, then effective upon the expiration of such 30-day period, the Co-Issuers shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the Funding Agents and for all purposes shall deal directly with the Funding Agents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Section 9.05 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

Section 5.08           Authorization and Action of Funding Agents.  Each Conduit Investor and each Committed Note Purchaser is hereby deemed to have designated and appointed the Funding Agent set forth next to such Conduit Investor’s name, or if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser’s name with respect to such Investor Group, on Schedule I hereto as the agent of such Person hereunder, and hereby authorizes such Funding Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Funding Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  Each Funding Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the related Investor Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Funding Agent shall be read into this Agreement or otherwise exist for such Funding Agent.  In performing its functions and duties hereunder, each Funding Agent shall act solely as agent for the related Investor Group and does not assume nor shall it be deemed to have assumed any obligation or relationship of trust or agency with or for the Co-Issuers or any of its successors or assigns.  Each Funding Agent shall not be required to take any action that exposes such Funding Agent to personal liability or that is contrary to this Agreement or Applicable Law.  The appointment and authority of the Funding Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

Section 5.09           Delegation of Duties.  Each Funding Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each Funding Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.10           Exculpatory Provisions.  Each Funding Agent and any of its directors, officers, agents or employees shall not be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (b) responsible in any manner to the related Investor Group for any recitals, statements, representations or warranties made by the Co-Issuers contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Co-Issuers to perform its obligations hereunder, or for the satisfaction of any condition specified in Article VII.  Each Funding Agent shall not be under any obligation to the related Investor Group to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Co-Issuers.  Each Funding Agent shall not be deemed to have knowledge of any Servicer Termination Event, Mandatory Redemption Event relating to the Series 2007-2 Notes, Trigger Reserve Event relating to the Series 2007-2 Notes, Default or Event of Default unless such Funding Agent has received notice from the Co-Issuers or the related Investor Group.

Section 5.11           Reliance.  Each Funding Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of the Administrative Agent and legal counsel (including, without limitation, counsel to the Co-Issuers), independent accountants and other experts selected by such Funding Agent.  Each Funding Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the related Investor Group as it deems appropriate or it shall first be indemnified to its satisfaction by the related Investor Group, provided that unless and until such Funding Agent shall have received such advice, such Funding Agent may take or refrain from taking any action, as such Funding Agent shall deem advisable and in the best interests of the related Investor Group.  Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the related Investor Group and such request and any action taken or failure to act pursuant thereto shall be binding upon the related Investor Group.

Section 5.12           Non-Reliance on the Funding Agent and Other Purchasers.  The related Investor Group expressly acknowledges that its Funding Agent and any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by such Funding Agent hereafter taken, including, without limitation, any review of the affairs of the Co-Issuers, shall be deemed to constitute any representation or warranty by such Funding Agent.  The related Investor Group represents and warrants to such Funding Agent that it has and will, independently and without reliance upon such Funding Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Co-Issuers and made its own decision to enter into this Agreement.

Section 5.13           The Funding Agent in its Individual Capacity.  Each Funding Agent and any of its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Co-Issuers or any Affiliate of the Co-Issuers as though such Funding Agent were not a Funding Agent hereunder.

Section 5.14           Successor Funding Agent.  Each Funding Agent will, upon the direction of the related Investor Group, resign as such Funding Agent.  If such Funding Agent shall resign, then the related Investor Group shall appoint an Affiliate of a member of the related Investor Group as a successor agent.  If for any reason no successor Funding Agent is appointed by the related Investor Group, then effective upon the resignation of such Funding Agent, the Co-Issuers shall make all payments in respect of the Aggregate Unpaids due to such Investor Group or under any fee letter delivered in connection herewith directly to such Investor Group and for all purposes shall deal directly with such Investor Group.  After any retiring Funding Agent’s resignation hereunder as Funding Agent, subject to the limitations set forth herein, the provisions of Section 9.05 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Funding Agent under this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01           The Co-Issuers.  Each of the Co-Issuers represents and warrants to each Conduit Investor and each Committed Note Purchaser that each of its representations and warranties in the Base Indenture and the other Transaction Documents is true and correct and further represents and warrants to such parties that:

(a)           no Mandatory Redemption Event relating to the Series 2007-2 Notes, Servicer Termination Event, Event of Default or event which, with the giving of notice or the passage of time or both would constitute any of the foregoing, has occurred and is continuing;

(b)           assuming each Conduit Investor or other purchaser of the Series 2007-2 Notes hereunder is not purchasing with a view toward further distribution and there has been no general solicitation or general advertising within the meaning of the Securities Act, and further assuming that the representations and warranties of each Conduit Investor set forth in Section 6.03 of this Agreement are true and correct, the offer and sale of the Series 2007-2 Notes in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Base Indenture is not required to be qualified under the Trust Indenture Act; and

(c)           the Administrative Agent has been furnished with true, accurate and complete copies of all other Transaction Documents (excluding Series Supplements and other Transaction Documents relating solely to a Series of Notes other than the Series 2007-2 Notes) to which it is a party as of the Series 2007-2 Closing Date, all of which Transaction Documents are in full force and effect as of the Series 2007-2 Closing Date and no terms of any such agreements or documents have been amended, modified or otherwise waived as of such date, other than such amendments, modifications or waivers about which each Funding Agent has been informed.

Section 6.02           Servicer.  The Servicer represents and warrants to each Conduit Investor and each Committed Note Purchaser that:

(a)           each representation and warranty made by it in each Transaction Document (other than a Transaction Document relating solely to a Series of Notes other than the Series 2007-2 Notes) to which it is a party (including any representations and warranties made by it as Servicer) is true and correct in all material respects as of the date originally made, as of the date hereof and as of the Series 2007-2 Closing Date (unless stated to relate solely to an earlier date, in which  case such representations and warranties shall be true and correct as of such earlier date);

(b)           the audited combined balance sheets of IHOP Corp. and Affiliates as of December 31, 2006 and the related combined statements of income and shareholders’ equity, reported on and accompanied by an unqualified report from Independent Accountant (“Financial Statements”), present fairly the financial condition of the IHOP Corp. and Affiliates as at such date, and the results of operations and shareholders’ equity for the respective periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as otherwise stated therein) applied consistently through the periods involved.

Section 6.03           Conduit Investors.  Each of the Conduit Investors and each of the Committed Note Purchasers represents and warrants to the Co-Issuers and the Servicer, as of the date hereof (or as of a subsequent date on which a successor or assign of a Conduit Investor or a Committed Note Purchaser shall become a party hereto), that:

(a)           it has had an opportunity to discuss the Co-Issuers’ and the Servicer’s business, management and financial affairs, and the terms and conditions of the proposed purchase, with the Co-Issuers and the Servicer and their respective representatives;

(b)           it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and is able and prepared to bear the economic risk of investing in, the Series 2007-2 Notes;

(c)           it is purchasing the Series 2007-2 Notes for its own account, or for the account of one or more “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that meet the criteria described in subsection (b) and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of its property shall at all times be and remain within its control;

(d)           it understands that the Series 2007-2 Notes have not been and will not be registered or qualified under the Securities Act or any applicable state securities laws or the securities laws of any other jurisdiction and is being offered only in a transaction not involving any public offering within the meaning of the Securities Act and may not be resold or otherwise transferred unless so registered or qualified or unless an exemption from registration or qualification is available, that the Co-Issuers are not required to register the Series 2007-2 Notes, and that any transfer must comply with provisions of Article II of the Base Indenture;

(e)           it understands that the Series 2007-2 Notes will bear the legend set out in the form of Series 2007-2 Notes attached as Exhibit A to the Series 2007-2 Series Supplement and be subject to the restrictions on transfer described in such legend;

(f)            it will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Series 2007-2 Notes;

(g)           it understands that the Series 2007-2 Notes may be offered, resold, pledged or otherwise transferred only with the Co-Issuers’ prior written consent, which consent shall not be unreasonably withheld, and only (A) to the Co-Issuers, (B) in a transaction meeting the requirements of Rule 144A under the Securities Act, (C) outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act, or (D) in a transaction complying with or exempt from the registration requirements of the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction; notwithstanding the foregoing, it is hereby understood and agreed by the Co-Issuers that the Series 2007-2 Notes will be pledged by each Conduit Investor pursuant to its related commercial paper program documents, and the Series 2007-2 Notes, or interests therein, may be sold, transferred or pledged to its related Committed Note Purchaser or any Program Support Provider or any affiliate of its related Committed Note Purchaser or any Program Support Provider or, any commercial paper conduit administered by its related Committed Note Purchaser or any Program Support Provider or any affiliate of its related Committed Note Purchaser or any Program Support Provider;

(h)           if it desires to offer, sell or otherwise transfer, pledge or hypothecate the Series 2007-2 Notes as described in clause (B) or (D) of Section 6.03(g), and such sale, transfer or pledge does not fall within the “notwithstanding the foregoing” provision of Section 6.03(g), the transferee of the Series 2007-2 Notes will be required to deliver a certificate, containing, among other things, the representations required by Section 2.5(e)(ii) of the Base Indenture and that an exemption from the registration requirements of the Securities Act applies to such offer, sale, transfer or hypothecation.  Upon original issuance thereof, and until such time as the same may no longer be required under the applicable requirements of the Securities Act, the certificate evidencing the Series 2007-2 Notes (and all securities issued in exchange therefor or substitution thereof) shall bear a legend substantially in the form set forth in the Series 2007-2 Notes included as an exhibit to the Series 2007-2 Series Supplement.  Each Conduit Investor understands that the registrar and transfer agent for the Series 2007-2 Notes will not be required to accept for registration of transfer the Series 2007-2 Notes acquired by it, except upon presentation of an executed letter in the form required by the Series 2007-2 Series Supplement; and

(i)            it will obtain from any purchaser of the Series 2007-2 Notes substantially the same representations and warranties contained in the foregoing paragraphs.

ARTICLE VII

CONDITIONS

Section 7.01           Conditions to Issuance.  Each Conduit Investor had no obligation to purchase the Series 2007-2 Notes hereunder on the Series 2007-2 Closing Date unless:

(a)           the Base Indenture and the Series 2007-2 Series Supplement shall be in full force and effect;

(b)           the Insurance Policy shall have been executed and delivered to the Indenture Trustee and shall be in full force and effect;

(c)           on the Series 2007-2 Closing Date, each Conduit Investor, or if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser with respect to such Investor Group, shall have received a letter, in form and substance reasonably satisfactory to it, from each of Moody’s and S&P stating that a long-term rating of “Aaa” (in the case of Moody’s) and “AAA” (in the case of S&P) has been assigned to the Series 2007-2 Notes;

(d)           at the time of such issuance, all conditions to the issuance of the Series 2007-2 Notes under the Series 2007-2 Series Supplement and under Article II and Article III of the Base Indenture shall have been satisfied or waived.

Section 7.02           Conditions to Initial Borrowing.  The obligation of the Conduit Investors, or if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser with respect to such Investor Group, to fund the initial Borrowing hereunder shall be subject to the satisfaction of the conditions precedent that each Funding Agent shall have received a duly executed and authenticated Series 2007-2 Note registered in its name or in such other name as shall have been directed by the applicable Committed Note Purchaser and stating that the principal amount thereof shall not exceed the Maximum Investor Group Principal Amount of such Funding Agent’s Investor Group and the Co-Issuers shall have paid all fees required to be paid by it on the Series 2007-2 Closing Date, including all fees required hereunder.

Section 7.03           Conditions to Each Borrowing.  The election of each Conduit Investor to fund, and the obligation of each Committed Note Purchaser to fund, any Borrowing on any day (including the initial Borrowing) shall be subject to the conditions precedent that on the date of the Borrowing, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

(a)           (i) the representations and warranties of each of the Co-Issuers set out in this Agreement (with the exception of representations and warranties set forth in Section 6.01(b), which shall have been true and accurate in all respects on the Series 2007-2 Closing Date), (ii) the representations and warranties of the Servicer set out in this Agreement (with the exception of the representations and warranties set forth in Section 6.02(a), which shall have been true and accurate on the dates specified therein), and (iii) the representations and warranties of each of the Co-Issuers and the Servicer set out in the Base Indenture and the other Transaction Documents (other than Series Supplements and Transaction Documents relating solely to a Series of Notes other than the Series 2007-2 Notes) to which each is a party, in each such case, shall be true and accurate as of the date of the Borrowing with the same effect as though made on that date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)           the Series 2007-2 Mandatory Redemption Period has not commenced;

(c)           the related Funding Agent shall have received the most recent Monthly Noteholders’ Statement for the Series 2007-2 Notes as delivered in accordance to Section 12.1(c) of the Base Indenture and an executed advance request in the form of Exhibit A hereto (each such request, an “Series 2007-2 Advance Request”) certifying as to the current Aggregate Asset Amount, Series 2007-2 Enhancement Amount and Class B Enhancement Amount; and

(d)           all conditions to such Borrowing specified in Section 2.02(a) of this Agreement shall have been satisfied.

The giving of any notice pursuant to Section 2.03 shall constitute a representation and warranty by the Co-Issuers and the Servicer that all conditions precedent to such Borrowing have been satisfied.

ARTICLE VIII

COVENANTS

Section 8.01           Covenants.  The Co-Issuers and the Servicer each severally covenants and agrees that, until the Series 2007-2 Notes have been paid in full and the Term has expired, it will:

(a)           duly and timely perform all of its covenants (both affirmative and negative) and obligations under each Transaction Document to which it is a party;

(b)           not, except as contemplated by the Indenture or other Transaction Documents (as applicable), amend, modify, waive or give any approval, consent or permission under, any provision of the Indenture or any other Transaction Document to which it is a party unless any such amendment, modification, waiver or other action is in writing and made in accordance with the terms of the Indenture or such other Transaction Documents, as applicable;

(c)           at the same time any report, notice or other document is provided to the Rating Agencies, the Series Insurer and/or the Trustee, or caused to be provided, by the Co-Issuers or the Servicer under the Base Indenture, or under the Series 2007-2 Series Supplement or this Agreement, provide the Administrative Agent (who shall provide a copy thereof to the Committed Note Purchasers and the Conduit Investors) with a copy of such report, notice or other document; provided, however, that neither the Servicer nor the Co-Issuers shall have any obligation under this Section 8.01(c) to deliver to the Administrative Agent copies of any report, notice or other document, including any Monthly Noteholders’ Statements, which relate solely to one or more  Series of Notes other than the Series 2007-2 Notes;

(d)           at any time and from time to time, following reasonable prior notice from the Administrative Agent, and during regular business hours, permit such Administrative Agent or any Funding Agent, or its respective agents, representatives or permitted assigns, access to the offices of, the Servicer and the Co-Issuers, as applicable, to discuss the affairs, finances and accounts of each of the Securitization Entities with any of its officers, directors and other representatives to discuss the affairs, finances and accounts of each of the Securitization Entities with the Co-Issuers’ independent public accountants and to inspect the Series 2007-2 Collateral, all records related thereto (and to make extracts and copies thereof) on the same terms as are provided to the Indenture Trustee under Section 7.13 of the Base Indenture;

(e)           not permit any part of the proceeds of any Series 2007-2 Advance to be (x) used to purchase or carry any Margin Stock or (y) loaned to others for the purpose of purchasing or carrying any Margin Stock;

(f)            not permit any amounts owed with respect to the Series 2007-2 Notes will be secured, directly or indirectly, by any Margin Stock;

(g)           promptly provide such additional financial and other information with respect to the Transaction Documents (other than Series Supplements and Transaction Documents relating solely to Series of Notes other than the Series 2007-2 Notes) or the Co-Issuers as the Administrative Agent may from time to time reasonably request;

(h)           during a Mandatory Redemption Period relating to the Series 2007-2 Notes, use all amounts on deposit in the Series 2007-2 Trigger Reserve Account and Series 2007-2 Principal Payment Account to decrease the Series 2007-2 Principal Amount; and

(i)            deliver to each Funding Agent within 120 days after the end of each fiscal year of the Co-Issuers, the financial statements prepared pursuant to Section 12.1(f)(ii) of the Base Indenture.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01           Amendments.  No amendment to or waiver of any provision of this Agreement, nor consent to any departure by the Servicer or the Co-Issuers, shall in any event be effective unless the same shall be in writing and signed by the Servicer, the Co-Issuers, the Administrative Agent, each Conduit Investor and each Committed Note Purchaser, and in the case of any material amendments, receipt of written confirmation from each rating agency then rating the Class A Commercial Paper that such amendment will not result in the reduction or withdrawal of the then current ratings in respect of the Class A Commercial Paper; provided, however, that, subject to any provision of the Base Indenture or the Series 2007-2 Series Supplement requiring the consent of each affected Noteholder or of a higher percentage of Noteholders, any amendment that does not adversely affect in any material respect the interests of the Conduit Investors or the Committed Note Purchasers shall only require (i) the consent of the Conduit Investors and Committed Note Purchasers holding more than 50% of the Series 2007-2 Notes and the Commitment, respectively, and (ii) receipt of written confirmation from each rating agency then rating the Class A Commercial Paper that such amendment will not result in the reduction or withdrawal of the then current ratings in respect of the Class A Commercial Paper.

Section 9.02           No Waiver; Remedies.  Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right.  No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.03           Binding on Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Co-Issuers, the Servicer, the Committed Note Purchasers, the Conduit Investors, the Administrative Agent and their respective successors and assigns; provided, however, that neither the Co-Issuers nor the Servicer may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of each Committed Note Purchaser and each Conduit Investor; provided, that nothing herein shall prevent the Co-Issuers from assigning its rights to the Indenture Trustee under the Base Indenture and the Series 2007-2 Series Supplement; provided, further, that none of the Conduit Investors or the Committed Note Purchasers may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or in connection herewith or any interest herein except as permitted under Section 6.03(g), Section 9.17 and this Section 9.03.  Nothing expressed herein is intended or shall be construed to give any Person other than the Persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

(a)           Notwithstanding any other provision set forth in this Agreement, each Conduit Investor, or if there is no Conduit Investor with respect to any Investor Group, the Committed Note Purchaser with respect to such Investor Group, may at any time grant to one or more Program Support Providers a participating interest in or lien on such Conduit Investor’s, or if there is no Conduit Investor with respect to any Investor Group, the related Committed Note Purchaser’s, interests in the Series 2007-2 Advances made hereunder and such Program Support Provider, with respect to its participating interest, shall be entitled to the benefits granted to such Conduit Investor or Committed Note Purchaser, as applicable, under this Agreement.

(b)           Each Conduit Investor may at any time assign its rights in the Series 2007-2 Notes (and its rights hereunder and under the Transaction Documents) to its related Committed Note Purchaser.  Furthermore, each Conduit Investor may at any time grant a security interest in and lien on, all or any portion of its interests under this Agreement, its Series 2007-2 Note and all Transaction Documents to (i) its related Committed Note Purchaser, (ii) its Funding Agent, (iii) any Program Support Provider who, at any time now or in the future, provides program liquidity or credit enhancement, including without limitation, an insurance policy for such Conduit Investor relating to the Class A Commercial Paper or the Series 2007-2 Notes, (iv) any other Person who, at any time now or in the future, provides liquidity or credit enhancement for the Conduit Investors, including without limitation, an insurance policy relating to the Class A Commercial Paper or the Series 2007-2 Notes or (v) any collateral trustee or collateral agent for any of the foregoing; provided, however, any such security interest or lien shall be released upon assignment of its Series 2007-2 Note to its related Committed Note Purchaser and if such assignment is an assignment of all such Conduit Investor’s rights in the Series 2007-2 Notes (and all its rights hereunder and under the Transaction Documents), such Conduit Investor, may, by notice to the Co-Issuers and the Administrative Agent, elect to cease to be a party to this Agreement. Each Committed Note Purchaser may assign its Commitment, or all or any portion of its interest under its Series 2007-2 Note, this Agreement and the Transaction Documents to any Person with the prior written consent of the Co-Issuers and the Administrative Agent, in each case such consent not to be unreasonably withheld.  Notwithstanding any other provisions set forth in this Agreement, each Committed Note Purchaser may at any time create a security interest in all or any portion of its rights under this Agreement, its Series 2007-2 Note and the Transaction Documents in favor of any Federal Reserve Bank in accordance with

Regulation A of the Board of Governors of the Federal Reserve System or any similar foreign entity.

Section 9.04           Survival of Agreement.  All covenants, agreements, representations and warranties made herein and in the Series 2007-2 Notes delivered pursuant hereto shall survive the making and the repayment of the Series 2007-2 Advances and the execution and delivery of this Agreement and the Series 2007-2 Notes and shall continue in full force and effect until all interest on and principal of the Series 2007-2 Notes and all other amounts owed to the Conduit Investors, the Committed Note Purchasers, the Funding Agents and the Administrative Agent hereunder and under the Series 2007-2 Series Supplement have been paid in full and the commitment of the Committed Note Purchasers hereunder has been terminated.  In addition, the obligations of the Co-Issuers, the Committed Note Purchasers and the Conduit Investors under Sections 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 9.05, 9.10(b) and 9.11 shall survive the termination of this Agreement.

Section 9.05           Payment of Costs and Expenses; Indemnification.

(a)           Payment of Costs and Expenses.  Each of the Co-Issuers agrees to pay on demand all reasonable expenses of the Administrative Agent, each Funding Agent, each Conduit Investor and each Committed Note Purchaser (including the reasonable fees and out-of-pocket expenses of counsel to each Conduit Investor and each Committed Note Purchaser, if any, as well as the fees and expenses of the Rating Agencies providing a rating in respect of any Class A Commercial Paper) in accordance with Article XI of the Base Indenture in connection with:

(i)       the negotiation, preparation, execution, delivery and administration of this Agreement and of each other Transaction Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Transaction Document as may from time to time hereafter be proposed, whether or not the transactions contemplated hereby or thereby are consummated; and

(ii)      the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Each of the Co-Issuers further agrees to pay, and to save the Administrative Agent, each Funding Agent, each Conduit Investor and each Committed Note Purchaser harmless from all liability for (i)  all reasonable costs incurred by the Administrative Agent, such Funding Agent, such Conduit Investor or such Committed Note Purchaser in enforcing this Agreement and (ii) any stamp, documentary or other taxes which may be payable in connection with the execution or delivery of this Agreement, any Borrowing hereunder, or the issuance of the Series 2007-2 Notes or any other Transaction Documents.  Each of the Co-Issuers also agrees to reimburse the Administrative Agent, such Funding Agent, each Conduit Investor and each Committed Note Purchaser upon demand for all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Funding Agent, such Conduit Investor and such Committed Note Purchaser in connection with (x) the negotiation of any restructuring or “work-out,” whether or not consummated, of the Transaction Documents and (y) the enforcement of, or any waiver or amendment requested under or with respect to, this Agreement or any other of the Transaction Documents.

Without limiting the foregoing, the Co-Issuers shall have no obligation to reimburse any Committed Note Purchaser and/or Conduit Investor for any of the fees and/or expenses incurred by such Committed Note Purchaser and/or Conduit Investor with respect to its sale or assignment of all or any part of its respective rights and obligations under this Agreement and the Series 2007-2 Notes pursuant to Section 9.17; provided, however, that the Co-Issuers shall reimburse each Committed Note Purchaser and/or Conduit Investor who purchased Series 2007-2 Notes on the Series 2007-2 Closing Date for its reasonable legal and administrative fees and expenses (excluding any fees and/or expenses payable to the Rating Agencies) that were incurred by such Committed Note Purchaser or Conduit Investor in connection with its assignment and/or sale of its rights under this Agreement and such Series 2007-2 Notes within 180 days of the closing of the sale and/or assignment.

(b)           Indemnification.  In consideration of the execution and delivery of this Agreement by the Conduit Investors and the Committed Note Purchasers, each of the Co-Issuers hereby indemnifies and holds each Conduit Investor and each Committed Note Purchaser and each of their officers, directors, employees and agents (collectively, the “Indemnified Parties”) harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and reasonable expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the offering and sale of the Series 2007-2 Notes), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) to the extent resulting from, or arising out of, or relating to

(i)       any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Series 2007-2 Advance; or

(ii)      the entering into and performance of this Agreement and any other Transaction Document by any of the Indemnified Parties,

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s bad faith, gross negligence or willful misconduct except for losses resulting from the performance of the Collateral.  The indemnity set forth in this Section 9.05(b) shall in no event include indemnification for any taxes (which indemnification is provided in Section 3.08).  The Co-Issuers shall give notice to the Rating Agencies of any claim for Indemnified Liabilities made under this Section 9.05(b).

(c)           Indemnification of the Administrative Agent and each Funding Agent.  (i) In consideration of the execution and delivery of this Agreement by the Administrative Agent and each Funding Agent, each of the Co-Issuers hereby indemnifies and holds the Administrative Agent and each Funding Agent and each of their officers, directors, employees and agents (collectively, the “Agent Indemnified Parties”) harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and reasonable expenses incurred in connection therewith (irrespective of whether any such Agent Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the offering and sale of the Series 2007-2 Notes), including reasonable attorneys’ fees and disbursements (collectively, the “Agent Indemnified Liabilities”), incurred by the Agent Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) to the extent resulting from, or arising out of, or relating to the entering into and performance of this Agreement and any other Transaction Document by any of the Agent Indemnified Parties, except for any such Agent Indemnified Liabilities arising for the account of a particular Agent Indemnified Party by reason of the relevant Agent Indemnified Party’s bad faith, gross negligence or willful misconduct except for losses resulting from the performance of the Collateral.  The indemnity set forth in this Section 9.05(c)(i) shall in no event include indemnification for any taxes (which indemnification is provided in Section 3.08).  The Co-Issuers shall give notice to the Rating Agencies of any claim for Agent Indemnified Liabilities made under this subsection (i).

(ii)           In consideration of the execution and delivery of this Agreement by the Administrative Agent, each Funding Agent and each Committed Note Purchaser, ratably according to its respective Commitment, hereby indemnifies and holds the Administrative Agent and each of its officers, directors, employees and agents (collectively, the “Administrative Agent Indemnified Parties”) and each Funding Agent and each of its officers, directors, employees and agents (collectively, the “Funding Agent Indemnified Parties,” and together with the Administrative Agent Indemnified Parties, the “Agent Indemnified Parties”) harmless from and against any Agent Indemnified Liabilities incurred by the Agent Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) to the extent resulting from, or arising out of, or relating to the entering into and performance of this Agreement and any other Transaction Document by any of the Agent Indemnified Parties, except for any such Agent Indemnified Liabilities arising for the account of a particular Agent Indemnified Party by reason of the relevant Agent Indemnified Party’s bad faith, gross negligence or willful misconduct.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Funding Agent and each Committed Note Purchaser hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Agent Indemnified Liabilities which is permissible under applicable law.  The indemnity set forth in this Section 9.05(c)(ii) shall in no event include indemnification for any taxes (which indemnification is provided in Section 3.08).  Each Committed Note Purchaser shall give notice to the Rating Agencies of any claim for Agent Indemnified Liabilities made under this subsection (ii).

Section 9.06           Characterization as Transaction Document; Entire Agreement.  This Agreement shall be deemed to be a Transaction Document for all purposes of the Base Indenture and the other Transaction Documents.  This Agreement, together with the Base Indenture, the Series 2007-2 Series Supplement, the documents delivered pursuant to Section 7.01 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

Section 9.07           Notices.  All notices, amendments, waivers, consents and other communications provided to any party hereto under this Agreement shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted upon receipt of electronic confirmation of transmission.

Section 9.08           Severability of Provisions.  Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

Section 9.09           Tax Characterization.  Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for accounting purposes and for all Federal, state and local income and franchise tax purposes, the Series 2007-2 Notes will be treated as evidence of indebtedness, (b) agrees to treat the Series 2007-2 Notes for all such purposes as indebtedness and (c) agrees that the provisions of the Transaction Documents shall be construed to further these intentions.

Section 9.10           No Proceedings; Limited Recourse.  (a) The Co-Issuers.  Each of the parties hereto (other than the Co-Issuers) hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of any Notes issued by the Co-Issuers pursuant to the Base Indenture or the Series 2007-2 Series Supplement, it will not institute against, or join with any other Person in instituting against, the Issuer or the Co-Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law, all as more particularly set forth in Section 15.7 of the Base Indenture and subject to any retained rights set forth therein; provided, however, that nothing in this Section 9.10(a) shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Co-Issuers pursuant to this Agreement, the Series 2007-2 Series Supplement or the Base Indenture.  The provisions of this Section 9.10(a) shall survive the termination of this Agreement.  Nothing contained herein shall preclude participation by a Committed Note Purchaser or a Conduit Investor in assertion or defense of its claims in any such proceeding involving the Issuer or the Co-issuer.  The obligations of the Co-Issuers under this Agreement are solely the limited liability company obligations of the Co-Issuers limited to the Collateral.  In addition, each of the parties hereto agrees that all fees, expenses and other costs payable hereunder by the Co-Issuers shall be payable only to the extent set forth in Article XI of the Base Indenture and that all other amounts owed to them by the Co-Issuers shall be payable solely from amounts that become available for payment pursuant to the Base Indenture and the Series 2007-2 Series Supplement.  No recourse shall be had for the payment of any amount owing in respect of this Agreement, including any obligation or claim arising out of or based upon this Agreement, against any stockholder, employee, officer, agent, director, member, affiliate or incorporator of any Conduit Investor; provided, however, nothing in this Section 9.10(b) shall relieve any of the foregoing Persons from any liability which any such Person may otherwise have for its bad faith, gross negligence or willful misconduct.

(b)           The Conduit Investors.  Each of the parties hereto (other than the Conduit Investors) hereby covenants and agrees that it will not, prior to the date which is one year and one day after the payment in full of the latest maturing Class A Commercial Paper or other debt securities or instruments issued by a Conduit Investor, institute against, or join with any other Person in instituting against, such Conduit Investor, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law, subject to any retained rights set forth therein; provided, however, that nothing in this Section 9.10(b) shall constitute a waiver of any right to indemnification, reimbursement or other payment from such Conduit Investor pursuant to this Agreement, the Series 2007-2 Series Supplement or the Base Indenture.  In the event that the Co-Issuers, the Servicer, a Committed Note Purchaser (solely in its capacity as such) or the Servicer takes action in violation of this Section 9.10(b), such related Conduit Investor may file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any such Person against such Conduit Investor or the commencement of such action and raise the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.  The provisions of this Section 9.10(b) shall survive the termination of this Agreement.  Nothing contained herein shall preclude participation by the Co-Issuers, the Servicer or a Committed Note Purchaser in assertion or defense of its claims in any such proceeding involving a Conduit Investor.  The obligations of the Conduit Investors under this Agreement are solely the corporate obligations of the Conduit Investors.

Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit Investors shall not, and shall not be obligated to, fund or pay any amount pursuant to this Agreement or the Series 2007-2 Notes unless (i) the respective Conduit Investor has received funds which may be used to make such funding or other payment and which funds are not required under the Conduit Investor’s program documentation to repay any of the rated commercial paper notes (“CP Notes”) issued by such Conduit Investor when due and (ii) after giving effect to such funding or payment, either (x) such Conduit Investor could issue CP Notes to refinance all of its outstanding CP Notes (assuming such outstanding CP Notes matured at such time) in accordance with the program documents governing its commercial paper program or (y) all of the CP Notes are paid in full.  Any amount which a Conduit Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or obligation of such Conduit Investor for any such insufficiency.

Section 9.11           Confidentiality.  Each Committed Note Purchaser and each Conduit Investor agrees that it shall not disclose any Confidential Information to any Person without the prior written consent of the Servicer and the Co-Issuers, other than (a) to their Affiliates and their officers, directors, employees, agents and advisors (including, without limitation, legal counsel and accountants) and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as requested by a governmental authority or self-regulatory organization or required by any law, rule or regulation or judicial process of which the Co-Issuers or the Servicer, as the case may be, has knowledge; provided that each Committed Note Purchaser and each Conduit Investor may disclose Confidential Information as requested by a governmental authority or self-regulatory organization or required by any law, rule or regulation or judicial process of which the Co-Issuers or the Servicer, as the case may be, does not have knowledge if such Committed Note Purchaser or such Conduit Investor is prohibited by law, rule or regulation from disclosing such requirement to the Co-Issuers or the Servicer, as the case may be, (c) to Program Support Providers, (d) to any Rating Agency providing a rating for the Series 2007-2 Notes or the Conduit’s debt or (e) in the course of litigation with the Co-Issuers, the Servicer or the Series Insurer, such Committed Note Purchaser or such Conduit Investor.

“Confidential Information” means information that the Co-Issuers or the Servicer furnishes to a Committed Note Purchaser or a Conduit Investor, but does not include (i) any such information that is or becomes generally available to the public other than as a result of a disclosure by a Committed Note Purchaser or a Conduit Investor or other Person to which a Committed Note Purchaser or a Conduit Investor delivered such information, (ii) any such information that was in the possession of a Committed Note Purchaser or a Conduit Investor prior to its being furnished to such Committed Note Purchaser or a Conduit Investor by the Co-Issuers or the Servicer, or (iii) that is or becomes available to a Committed Note Purchaser or a Conduit Investor from a source other than the Co-Issuers or the Servicer, provided that, with respect to clauses (ii) and (iii) herein, such source is not (1) known to a Committed Note Purchaser or a Conduit Investor to be bound by a confidentiality agreement with the Co-Issuers, the Servicer or the Series Insurer, as the case may be, or (2) known to a Committed Note Purchaser or a Conduit Investor to be otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

Section 9.12           Governing Law.  THIS SERIES 2007-2 NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.13           Submission to Jurisdiction.  Each of the parties hereto irrevocably submit to the nonexclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Issuer, Co-Issuer and Indenture Trustee hereby, and each Series Insurer by its execution of a Series Supplement irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court.  The Issuer, Co-Issuer and Indenture Trustee hereby, and each Series Insurer by each Series Insurer by its execution of a Series Supplement irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Issuer and Co-Issuer each irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of its Delaware registered agent.  The Issuer, Co-Issuer, Indenture Trustee and each Series Insurer agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.14           Waiver of Jury Trial.  EACH OF THE PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS THEY THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SERIES 2007-2 NOTE PURCHASE AGREEMENT.

EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THAT IT HAS RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS SERIES 2007-2 NOTE PURCHASE AGREEMENT.

Section 9.15           Counterparts.  This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Section 9.16           Third Party Beneficiary.  Each of the Series Insurer and each Hedge Counterparty (as defined in the Base Indenture) is an express third-party beneficiary of this Agreement.

Section 9.17           Assignment.  (a) Any Committed Note Purchaser may at any time sell all or any part of its rights and obligations under this Agreement and the Series 2007-2 Notes, with the prior written consent of the Co-Issuers, which consent shall not be unreasonably withheld, to one or more financial institutions (an “Acquiring Committed Note Purchaser”) pursuant to an assignment and assumption agreement, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), executed by such Acquiring Committed Note Purchaser, such assigning Committed Note Purchaser, the Funding Agent with respect to such Committed Note Purchaser and the Co-Issuers and delivered to the Administrative Agent.

(b)           Without limiting the foregoing, each Conduit Investor may assign all or a portion of the Investor Group Principal Amount with respect to such Conduit Investor and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee with respect to such Conduit Investor, with the prior written consent of the Co-Issuers, which consent shall not be unreasonably withheld.  Upon such assignment by a Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the Investor Group Principal Amount or such portion thereof with respect to such Conduit Investor, (ii) the related administrative or managing agent for such Conduit Assignee will act as the Funding Agent for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to the Funding Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties, in each case relating to the Class A Commercial Paper and/or the Series 2007-2 Notes, shall have the benefit of all the rights and protections provided to such Conduit Investor herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all of such Conduit Investor’s obligations, if any, hereunder or under the Base Indenture or under any other Transaction Document with respect to such portion of the Investor Group Principal Amount and such Conduit Investor shall be released from such obligations, (v) all distributions in respect of the Investor Group Principal Amount or such portion thereof with respect to such Conduit Investor shall be made to the applicable Funding Agent on behalf of such Conduit Assignee, (vi) the definition of the term “CP Rate” with respect to the portion of the Investor Group Principal Amount with respect to such Conduit Investor, as applicable funded with commercial paper issued by such Conduit Assignee from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to such Conduit Assignee on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than any other Conduit Investor), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Funding Agent with respect to such Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Funding Agent may reasonably request to evidence and give effect to the foregoing.  No assignment by any Conduit Investor to a Conduit Assignee of all or any portion of the Investor Group Principal Amount with respect to such Conduit Investor shall in any way diminish the obligation of the Committed Note Purchasers in the same Investor Group as such Conduit Investor under Section 2.03 to fund any Increase not funded by such Conduit Investor or such Conduit Assignee.

(c)           Any Conduit Investor and the Committed Note Purchaser with respect to such Conduit Investor may at any time sell all or any part of their respective rights and obligations under this Agreement and the Series 2007-2 Notes, with the prior written consent of the Co-Issuers, which consent shall not be unreasonably withheld, to a multi-seller commercial paper conduit, whose commercial paper has the following ratings (x) at least “A-1” from Standard & Poor’s, and (y) ”P1” from Moody’s, and one or more financial institutions providing support to such multi-seller commercial paper conduit (an “Acquiring Investor Group”) pursuant to a transfer supplement, substantially in the form of Exhibit C (the “Investor Group Supplement”), executed by such Acquiring Investor Group, the Funding Agent with respect to such Acquiring Investor Group (including the Conduit Investor and the Committed Note Purchasers with respect to such Investor Group), such assigning Conduit Investor and the Committed Note Purchasers with respect to such Conduit Investor, the Funding Agent with respect to such assigning Conduit Investor and Committed Note Purchasers and the Co-Issuers and delivered to the Administrative Agent.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

IHOP FRANCHISING, LLC

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title:Vice President

Address:	450 North Brand Boulevard
Glendale, California 91203

Attention:	Rob Dickson
Telephone:	818-637-3036
Facsimile:	818-637-3120

IHOP IP, LLC

By:	/s/ THOMAS G. CONFORTI
Name: Thomas G. Conforti
Title: Vice President

Address:	450 North Brand Boulevard
Glendale, California 91203

Attention:	Rob Dickson
Telephone:	818-637-3036
Facsimile:	818-637-3120

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]

INTERNATIONAL HOUSE OF PANCAKES, INC., as Servicer

By:	/s/ MARK D. WEISBERGER
Name: Mark D. Weisberger
Title: Vice President

Address:	450 North Brand Boulevard
Glendale, California 91203

Attention:	Rob Dickson
Telephone:	818-637-3036
Facsimile:	818-637-3120

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ BENJAMIN J. KRUEGER
Name: Benjamin J. Krueger
Title: Vice President

Address:	Sixth Street and Marquette
Avenue, MAC N9311-161
Minneapolis, MN 55479

Attention:	Corporate Trust Services/Asset Backed Administration
Telephone:	612-667-8058
Facsimile:	612-667-3464

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ BENJAMIN J. KRUEGER
Name: Benjamin J. Krueger
Title: Vice President

Address:	Sixth Street and Marquette
Avenue, MAC N9311-161
Minneapolis, MN 55479

Attention:	Corporate Trust Services/Asset Backed Administration
Telephone:	612-667-8058
Facsimile:	612-667-3464

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]

Goldman, Sachs & Co., as Committed Note Purchaser

By:	/s/ CURTIS PROBST
Name: Curtis Probst
Title: Managing Director

Address:	85 Broad Street (27th Floor)
New York, New York 10004

Attention:	Curtis Probst
Telephone:	212-902-6595
Facsimile:	212-902-4024

COMMITMENT AMOUNT: $25,000,000

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]

Goldman, Sachs & Co., as a Funding Agent

By:	/s/ CURTIS PROBST
Name: Curtis Probst
Title: Managing Director

Address:	85 Broad Street (27th Floor)
New York, New York 10004

Attention:	Curtis Probst
Telephone:	212-902-6595
Facsimile:	212-902-4024

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]

Schedule I

LIST OF CONDUIT INVESTORS AND
COMMITTED NOTE PURCHASERS

Goldman, Sachs & Co., as a Committed Note Purchaser
Committed Note Purchaser Commitment Percentage: 100%

Maximum Investor Group Principal Amount: $25,000,000

Goldman, Sachs & Co., as a Funding Agent for itself.

Schedule I-1

[SERIES 2007-2 NOTE PURCHASE AGREEMENT]